The New Germany Fund, Inc.

May 18, 2005

Dear Stockholders:

        We recently mailed to you proxy materials in connection with the upcoming Annual Meeting of Stockholders of The New Germany Fund, Inc. to be held on June 21, 2005. In these materials, your Board of Directors is asking you to use the White Proxy Card to:

•	Vote “FOR” the reelection of four experienced Directors of the Fund: Messrs. John Bult, John H. Cannon, Werner Walbröl and Peter Zühlsdorff;

•	Vote “FOR” the ratification of the appointment by the Audit Committee and the Board of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors for the Fund; and

•	Vote “AGAINST” the non-binding stockholder proposal submitted by Opportunity Partners, L.P., a short-term arbitrage fund controlled by Mr. Phillip Goldstein, proposing that “[stock]holders of the Fund be afforded an opportunity to realize net asset value for their shares as soon as practicable.”

        We hope you will take a moment to review these materials and to vote in accordance with your Board of Directors’ recommendations. Please be sure to complete, sign and date the enclosed White Proxy Card to ensure that your vote is counted. If you hold your shares in a brokerage or bank account (in “street name”), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the proxy voting form it will send you. If you have already returned the White Proxy Card, we thank you for your support.

        We also want to alert you that over the next few days and weeks, you may receive proxy solicitation material with a proxy card from Mr. Goldstein. Do not be confused. The Goldstein Solicitation is not endorsed by the Fund or Your Board of Directors. Your Board of Directors strongly opposes both (1) Mr. Goldstein’s attempt to replace four experienced Directors of your Fund with his less qualified and less experienced nominees, and (2) Mr. Goldstein’s stockholder proposal. The open agenda being pursued by Mr. Goldstein is to install a minority of directors who will seek to have the Fund open-end, conduct a partial tender offer, or liquidate – all actions that would essentially terminate the Fund or disrupt its ability to make investments under its current strategy while simultaneously incurring expenses.

        Mr. Goldstein’s short-term financial interests are not aligned with the financial interests of long-term stockholders, who have seen their investment in the Fund appreciate very substantially in recent years – a total return of 166% from January 1, 2003 to March 31, 2005, beating the relevant benchmark significantly. We urge you to voice your opposition to Mr. Goldstein’s two proposals by completing, signing and dating our enclosed White Proxy Card and promptly mailing it in the enclosed postage-paid envelope. Please do not sign or return any proxy card sent to you by Opportunity Partners or Mr. Goldstein.

        We explain our position in greater detail in the proxy materials we previously sent to you, but please consider the following:

•	The longer term value proposition of your Fund and its investment objective is well served by the closed-end format, as proven by the Fund’s superior performance in recent years. The Fund’s total return in 2004 was 24.44% based on net asset value (NAV) and 30.50% based on the market price of Fund shares. In 2003, total return was 93.07% based on NAV and 102.42% based on market price. If the Fund had been liquidated, long-term investors would not have received those returns.

•	Country funds, like your Fund, have tended to be closed-end because the volatility of investor demand for individual countries can cause an open-end fund to experience wide swings in net purchases (which often adds cash in rising markets and dilutes returns) and net redemptions (which often forces sales in falling markets and aggravates the downside). Your Fund is generally over 80% invested in small- and mid-cap German companies with limited liquidity. Open-ending may force the Fund to divest, at great expense, the very same holdings from which the Fund’s stockholders have profited handsomely in recent years. Further, not having to worry about raising cash on a moment’s notice to buy back shares allows your Fund’s manager to keep your Fund fully invested and to search out the medium- and smaller-sized German companies that are the Fund’s mandate.

•	Tender offers have no long-term effect on the discount, and deplete the Fund’s capital. This allows short-term arbitragers to profit, but raises the Fund’s expense ratio for long-term investors. Repeated tender offers result in liquidation.

•	Although Mr. Goldstein claims that the stockholders last year approved (by a margin of 61% to 39%) his non-binding proposal to open-end or take similar actions to enable stockholders to realize NAV, his proposal received a favorable vote from the holders of only 27% of your Fund’s outstanding shares. The holders of the majority (55%) of the Fund’s outstanding shares did not even vote on the proposal, and 17% voted against it. Any characterization of the vote as sending a message about the wishes of a true majority of stockholders is just wrong.

        As indicated above, Mr. Goldstein is soliciting proxies for his own candidates for the Board of Directors. The interests of the Fund and the stockholders are best served when its Directors have experience in matters relevant to the Fund’s investment business. Accordingly, the director qualification requirements in the Fund’s Bylaws require that nominees for election as Director have experience in business, investment, economic or political matters of Germany. Mr. Goldstein has conceded his intended nominees are not qualified to serve as directors under the Fund’s Bylaws, and as such, his nominees may not serve as directors of the Fund. Your Board’s nominees for re-election as Directors have far more relevant experience and expertise, meet the director qualification requirements in the Fund’s Bylaws, and will better serve the interests of all stockholders.

        Whether or not you plan to attend the Meeting, and regardless of the number of shares you own, we urge you to vote FOR your Board’s nominees and AGAINST Mr. Goldstein’s stockholder proposal.

        Please complete, sign and date the enclosed White Proxy Card and return it in the enclosed postage-paid envelope. Please do not return any proxy card sent you by Opportunity Partners or Mr. Goldstein. If you have previously returned a proxy card sent to you by Opportunity Partners or Mr. Goldstein, you may revoke that proxy by completing, signing and dating the enclosed White Proxy Card and promptly returning it in the enclosed postage-paid envelope. Should you need another copy of our proxy materials, or if you have any questions, please contact Georgeson Shareholder Communications Inc., the Fund’s proxy solicitors, at the phone numbers listed at the bottom of this letter.

Sincerely,

The Board of Directors of The New Germany Fund

John Bult	Christian H. Strenger
Ambassador Richard R. Burt	Dr. Frank Trömel
John H. Cannon	Robert H. Wadsworth
Richard Karl Goeltz	Werner Walbröl
Dr. Franz Wilhalm Hopp	Peter Zühlsdorff
Ernst-Ulrich Matz

If you have questions or need assistance in voting your shares, please call:

17 State Street, 10th Floor
New York, NY 10004
(800) 279-7155 (Toll Free)

Banks and Brokerage Firms please call:
(212) 440-9800